Exhibit 99.1

Emmaus Life Sciences Provides SEC Reporting Update

2020 Financial Statements Restated to Reflect Increase in Net Income Attributable to Change in
Equity Method Investment in Japanese Affiliate

Amended and Restated Form 10-K Includes Complete Restated Financial Statements and
Currently Dated, Unqualified Audit Report

Torrance CA, August 10, 2021 - Emmaus Life Sciences, Inc. (OTC: EMMA), a leader in sickle cell disease treatment, announced today that it has restated its financial statements for the fiscal year ended December 31, 2020, and that investors should no longer rely upon the financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on May 4, 2021. Similarly, any earnings releases and other press releases and investor communications containing information derived from such financial statements should no longer be relied upon. Emmaus also provided an update on the filing of its delinquent quarterly reports.

The restated 2020 financial statements are set forth in Emmaus’ amended and restated Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC today. The restated financial statements reflect a decrease in Emmaus’ equity method investment in its Japanese affiliate and corresponding increases in net income, comprehensive income, and earnings per share. Net income as restated increased to $1.4 million from $1.1 million as originally reported, compared to a net loss of $54.8 million in 2019. The Form 10-K/A also contains a currently dated, unqualified audit report of Emmaus’ independent public accounting firm on the restated financial statements.

“The original audit report of our independent registered public accountants on our 2020 annual financial statements contained a qualification regarding the accounting for our equity method investment in our Japanese affiliate, which caused us to undertake an audit of the affiliate’s financial statements to address the qualification. The qualification also has prevented us from reporting our financial results for the first and second quarters of this year,” said Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus. “The former qualification has now been eliminated, and we look forward to reporting our complete interim financial results on our Forms 10-Q for the first and second quarters of this year as soon as possible. As we have previously reported, public quotations for our common stock on the OTC Pink tier or trading in the common stock by certain brokerage firms may be suspended unless we get current in our SEC reporting in accordance with SEC rule changes scheduled to go into effect on September 28, and we are striving to file our delinquent Forms 10-Q and Form 10-Q for Q2 of this year to avoid even a temporary interruption in trading,” added Dr. Niihara.

Increase in Reported Net Income

The audit of the financial statements of Emmaus’ Japanese affiliate resulted in a $254,000 decrease in Emmaus’ net loss on equity method investment for 2020 and corresponding increases in net income, comprehensive income, and earnings per share as reflected in the condensed consolidated statements of operations set forth following the text of this press release. The complete restated financial statements for 2020 are included in the amended and restated Annual Report on Form 10-K/A available on the SEC’s website at https://www.sec.gov/edgar/searchedgar/companysearch.html and on Emmaus’ website at www.emmausmedical.com.

Interim Sales Volume

On July 22, 2021, Emmaus reported interim volume sales of Endari® for the three months and six months ended March 31, 2021 and June 30, 2021, respectively. Emmaus expects to report its full interim financial results in its Quarterly Reports on Form 10-Q for Q1 and Q2 2021 to be filed with the SEC in the coming weeks. In accordance with U.S. GAAP, reported net revenue will be determined by adjusting gross sales for shipments in transit, fees, discounts, rebates, and other variable consideration and any adjustments to prior period estimates.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Indication - Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

1Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.

2Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the trend in interim sales volume and financial results that have yet to be reported and risks relating to the possible suspension of public quotations for Emmaus common stock and the resumption of public quotations. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including factors disclosed in the Emmaus’ amended and restated Annual Report on Form 10-K/A filed with the SEC on August 10, 2021, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Willis Lee

Chief Operating Officer

(310) 214-0065, Ext. 1130

wlee@emmauslifesciences.com

Emmaus Life Sciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020			2019
	As Originally Reported	Increase/ Decrease	As Adjusted
Revenues, Net	$23,167		$23,167	$22,752
Cost of Goods Sold	2,248		2,248	1,094
Gross Profit	20,919		20,919	21,658
Operating Expenses	20,951		20,951	26,170
Loss from Operations	(32)		(32)	(4,512)
Net (Loss) on Equity Method Investment	(2,314)	254	(2,060)	(414)
Total Other Income (Expense)	751	254	1,005	(50,166)
Net Income (Loss)	1,100	254	1,354	(54,842)
Comprehensive Income (Loss)	2,316	261	2,577	(54,852)
Earnings (Loss) Per Share	$0.02	$0.01	$0.03	$(1.30)
Weighted Average Common Shares Outstanding	48,897,004			42,259,460